UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2010
United Community Banks, Inc.
(Exact name of registrant as specified in its charter)

Georgia	No. 0-21656	No. 58-180-7304

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

63 Highway 515, P.O. Box 398 Blairsville, Georgia	30512

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (706) 781-2265
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On April 30, 2010, United Community Bank (“Bank”), a wholly owned subsidiary of United Community Banks, Inc. (“Company”), consummated the sale to Fletcher International, Inc. (“Fletcher”) and certain of its affiliates (collectively, “Purchasers”) of non-performing commercial and residential mortgage loans and other real estate owned, or “OREO,” properties with an aggregate purchase price equal to Bank’s carrying value of $103 million. In connection with the asset sale, Fletcher received the balance of a $30 million warrant to purchase common stock equivalent junior preferred stock that is equal to, after exercise, 7,058,824 shares of the Company’s common stock at an exercise price of $4.25 per common share (the “Warrant”). However, the actual number of shares to be issued under the Warrant will be less because the Warrant may only be exercised via a cashless exercise. The sale was consummated pursuant to a certain Asset Purchase and Sales Agreement, dated as of April 1, 2010 (the “Asset Purchase Agreement”), by and among the Bank and Purchasers. The material terms of the Asset Purchase Agreement and the Warrant, and the transactions contemplated thereby, can be found in the full text of these agreements, which are attached as Exhibit 1.1 and 1.3, respectively, to that certain Current Report on Form 8-K filed by the Company with the SEC on April 1, 2010.
A copy of the Company’s press release dated April 30, 2010 announcing the closing is filed herewith as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
No.	Description

99.1	Press Release, dated as of April 30, 2010, announcing closing of asset sale.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and Chief Financial Officer

May 3, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated as of April 30, 2010, announcing closing of asset sale.